Exhibit 99.1

FS Bancorp, Inc. Reports Third Quarter Net Income of $10.3 Million or $1.29 Per Diluted Share and the Forty-Seventh Consecutive Quarterly Cash Dividend

MOUNTLAKE TERRACE, WA – October 22, 2024 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2024 third quarter net income of $10.3 million, or $1.29 per diluted share, compared to $9.0 million, or $1.13 per diluted share, for the comparable quarter one year ago. For the nine months ended September 30, 2024, net income was $27.6 million, or $3.45 per diluted share, compared to net income of $26.3 million, or $3.33 per diluted share, for the comparable nine-month period in 2023.

“Deposit growth experienced in the third quarter of 2024 was a direct result of the Bank-wide focus and strategic planning objective to fund loan growth with core deposits,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our forty-seventh consecutive quarterly cash dividend of $0.27 per common share, demonstrating our continued commitment to returning value to shareholders.  The cash dividend will be paid on November 21, 2024, to shareholders of record as of November 7, 2024,” concluded Adams.

2024 Third Quarter Highlights

●	Net income was $10.3 million for the third quarter of 2024, compared to $9.0 million for both the previous quarter and the comparable quarter one year ago;

●	Net interest margin (“NIM”) increased to 4.35% for the third quarter of 2024, compared to 4.29% in the previous quarter, and 4.34% for the comparable quarter one year ago;

●

Total deposits increased $44.5 million, or 1.9%, to $2.43 billion at September 30, 2024, primarily due to an increase in noninterest-bearing checking of $34.4 million and certificates of deposit ("CDs") of $15.0 million, compared to $2.38 billion at June 30, 2024 and decreased $27.1 million, or 1.1%, from $2.45 billion at September 30, 2023.  Noninterest-bearing deposits were $657.8 million at September 30, 2024, $623.3 million at June 30, 2024, and $670.2 million at September 30, 2023;

●

Borrowings decreased $18.1 million, or 9.9% to $163.8 million at September 30, 2024, compared to $181.9 million at June 30, 2024, as a result of the Company's strategic planning objective to fund loan growth with core deposits;

●	Loans receivable, net was unchanged at $2.46 billion at September 30, 2024, and June 30, 2024, and increased $88.1 million, or 3.7%, from $2.38 billion at September 30, 2023;

●

Consumer loans, of which 87.3% are home improvement loans, decreased $9.3 million, or 1.4%, to $632.4 million at September 30, 2024, compared to $641.7 million in the previous quarter, and decreased $7.7 million, or 1.2%, from $640.1 million in the comparable quarter one year ago. Yields on consumer loans increased 18 basis points to 7.59% from 7.41% at the end of the second quarter 2024. During the three months ended September 30, 2024, consumer loan originations included 80.4% of home improvement loans originated with a Fair Isaac Corporation (“FICO”) score above 720 and 83.9% of home improvement loans with a UCC-2 security filing;

●

For the third quarter of 2024, there was a tax benefit of $420,000, compared to tax provisions of $2.4 million in the prior quarter, and $2.5 million for the same quarter last year.  The tax benefit for the third quarter of 2024 was due to $28.4 million of energy tax credits purchased during the current quarter related to the Inflation Reduction Act of 2022;

●

Repurchased 97,000 shares of the Company's common stock in the third quarter of 2024 at an average price of $43.58 per share with $1.4 million remaining for future purchases under the share repurchase plan that was approved in July 2024;

FS Bancorp Q3 Earnings
October 22, 2024

●

Book value per share increased $0.30 to $37.45 at September 30, 2024, compared to $37.15 at June 30, 2024, and increased $4.87 from $32.58 at September 30, 2023.  Tangible book value per share (non-GAAP financial measure) increased $0.44 to $35.10 at September 30, 2024, compared to $34.66 at June 30, 2024, and increased $5.37 from $29.73 at September 30, 2023. See, “Non-GAAP Financial Measures.”

●

Segment reporting in the third quarter of 2024 reflected net income of $9.3 million for the Commercial and Consumer Banking segment and $1.0 million for the Home Lending segment, compared to net income of $8.0 million and $1.0 million in the prior quarter, and net income of $8.8 million and $166,000 in the third quarter of 2023, respectively;

●

The percentage of available unencumbered cash and secured borrowing capacity at the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank to uninsured deposits was 182% at September 30, 2024, compared to 191% in the prior quarter. The average deposit size per FDIC-insured account at the Bank was $33,000 and $32,000 for September 30, 2024 and June 30, 2024, respectively; and

●

Regulatory capital ratios at the Bank were 14.2% for total risk-based capital and 11.2% for Tier 1 leverage capital at September 30, 2024, compared to 13.9% for total risk-based capital and 10.9% for Tier 1 leverage capital at June 30, 2024.

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The Company reflected the sale of servicing rights in the first quarter of 2024 as a gain to the Commercial and Consumer Banking segment to offset the realized loss on sale of investment securities and will allocate the gain on a straight-line basis over four years as intercompany income from the Commercial and Consumer Banking segment to the Home Lending segment.

The tables below provide a summary of segment reporting at or for the three and nine months ended September 30, 2024 and 2023 (dollars in thousands):

	At or For the Three Months Ended September 30, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,612	$2,632	$31,244
Provision for credit losses	(1,331)	(182)	(1,513)
Noninterest income (2)	2,257	3,710	5,967
Noninterest expense (3)	(20,199)	(5,633)	(25,832)
Income before (provision) benefit for income taxes	9,339	527	9,866
(Provision) benefit for income taxes	(71)	491	420
Net income	$9,268	$1,018	$10,286
Total average assets for period ended	$2,347,855	$612,935	$2,960,790
Full-time employees ("FTEs")	442	117	559

FS Bancorp Q3 Earnings
October 22, 2024

	At or For the Three Months Ended September 30, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$27,563	$3,071	$30,634
Provision for credit losses	(437)	(111)	(548)
Noninterest income (2)	2,680	2,302	4,982
Noninterest expense (3)	(18,539)	(5,047)	(23,586)
Income before provision for income taxes	11,267	215	11,482
Provision for income taxes	(2,480)	(49)	(2,529)
Net income	$8,787	$166	$8,953
Total average assets for period ended	$2,361,014	$540,372	$2,901,386
FTEs	434	128	562

	At or For the Nine Months Ended September 30, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$84,749	$7,242	$91,991
Provision for credit losses	(3,796)	(193)	(3,989)
Noninterest income (2)	6,919	10,027	16,946
Noninterest expense (3)	(58,250)	(14,968)	(73,218)
Income before (provision) benefit for income taxes	29,622	2,108	31,730
(Provision) benefit for income taxes	(4,253)	165	(4,088)
Net income	$25,369	$2,273	$27,642
Total average assets for period ended	$2,369,740	$586,001	$2,955,741
FTEs	442	117	559

	At or For the Nine Months Ended September 30, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$83,332	$9,516	$92,848
Provision for credit losses	(2,555)	(817)	(3,372)
Noninterest income (2)	7,766	7,268	15,034
Noninterest expense (3)	(56,099)	(15,215)	(71,314)
Income before provision for income taxes	32,444	752	33,196
Provision for income taxes	(6,758)	(157)	(6,915)
Net income	$25,686	$595	$26,281
Total average assets for period ended	$2,288,996	$520,513	$2,809,509
FTEs	434	128	562

__________________________

FS Bancorp Q3 Earnings
October 22, 2024

(1)

Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.

(2)

Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value, and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three and nine months ended September 30, 2024, the Company recorded net increases in fair value of $262,000 and $448,000, respectively, as compared to net decreases in fair value of $343,000 and $285,000 for the three and nine months ended September 30, 2023. As of September 30, 2024 and 2023, there were $13.9 million and $15.2 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

(3)

Noninterest expense includes allocated overhead expense from general corporate activities. Allocation is determined based on a combination of segment assets and FTEs.  For the three and nine months ended September 30, 2024 and 2023, the Home Lending segment included allocated overhead expenses of $1.8 million and $4.8 million, compared to $1.5 million and $4.7 million, respectively.

Asset Summary

Total assets increased $28.8 million, or 1.0%, to $2.97 billion at September 30, 2024, compared to $2.94 billion at June 30, 2024, and increased $50.1 million, or 1.7%, from $2.92 billion at September 30, 2023.  The increase in total assets at September 30, 2024, compared to June 30, 2024, included increases of $15.7 million in other assets, consisting primarily of a federal income tax receivable of $25.7 million, $7.3 million in total cash and cash equivalents, $7.0 million in securities available-for-sale, and $6.5 million in loans receivable, net, partially offset by decreases in loans held for sale (“HFS”) of $4.4 million,  and core deposit intangible ("CDI"), net of $897,000. The increase compared to September 30, 2023, was primarily due to increases in loans receivable, net of $88.1 million, loans HFS of $30.7 million, other assets of $13.1 million, and FHLB stock of $5.8 million. These increases were partially offset by decreases in total cash and cash equivalents of $40.3 million, securities available-for-sale of $23.7 million, mortgage servicing rights ("MSR") of $8.9 million, certificates of deposit at other financial institutions of $5.6 million, CDI, net of $3.7 million, deferred tax asset, net of $3.2 million, operating lease right-of-use assets of $1.7 million, and premises and equipment, net of $900,000.

LOAN PORTFOLIO
(Dollars in thousands)	September 30, 2024		June 30, 2024		September 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$352,933	14.1%	$359,404	14.4%	$364,673	15.2%
Construction and development	292,366	11.7	274,209	11.0	289,873	12.0
Home equity	75,063	3.0	73,749	3.0	67,103	2.8
One-to-four-family (excludes HFS)	591,666	23.7	588,966	23.7	540,670	22.5
Multi-family	238,462	9.6	239,675	9.6	243,661	10.1
Total real estate loans	1,550,490	62.1	1,536,003	61.7	1,505,980	62.6

CONSUMER LOANS
Indirect home improvement	552,226	22.2	563,621	22.7	562,650	23.4
Marine	76,845	3.1	74,627	3.0	73,887	3.1
Other consumer	3,346	0.1	3,440	0.1	3,547	0.1
Total consumer loans	632,417	25.4	641,688	25.8	640,084	26.6

COMMERCIAL BUSINESS LOANS
Commercial and industrial ("C&I")	296,773	11.9	285,183	11.5	236,520	9.8
Warehouse lending	15,249	0.6	25,548	1.0	23,489	1.0
Total commercial business loans	312,022	12.5	310,731	12.5	260,009	10.8
Total loans receivable, gross	2,494,929	100.0%	2,488,422	100.0%	2,406,073	100.0%

Allowance for credit losses on loans	(31,232)		(31,238)		(30,501)
Total loans receivable, net	$2,463,697		$2,457,184		$2,375,572

FS Bancorp Q3 Earnings
October 22, 2024

Loans receivable, net was unchanged at $2.46 billion at September 30, 2024 and June 30, 2024, and increased $88.1 million from $2.38 billion at September 30, 2023. Total real estate loans remained virtually unchanged at $1.55 billion at September 30, 2024, compared to June 30, 2024, however, there were notable shifts within the portfolio. Specifically, construction and development loans increased $18.2 million, one-to-four-family loans (excluding HFS) increased $2.7 million mainly due to new loan originations, and home equity loans increased $1.3 million. These gains were partially offset by declines of $6.5 million in commercial real estate loans and $1.2 million in multi-family loans.  In addition, commercial business loans increased $1.3 million to $312.0 million at September 30, 2024, up from $310.7 million on June 30, 2024, resulting from an increase of $11.6 million in C&I loans and a decrease of $10.3 million in warehouse lending.  Consumer loans decreased $9.3 million to $632.4 million at September 30, 2024, compared to June 30, 2024, resulting from an $11.4 million decrease in indirect home improvement loans, partially offset by an increase of $2.2 million in marine loans.

The composition of CRE loans at the dates indicated were as follows:

(Dollars in thousands)
	September 30, 2024	June 30, 2024	September 30, 2023
CRE by Type:	Amount	Amount	Amount
Agriculture	$3,610	$3,639	$3,926
CRE Non-owner occupied:
Office	40,672	41,381	41,878
Retail	36,070	37,507	37,865
Hospitality/restaurant	27,743	28,314	25,252
Self storage	19,130	19,141	21,381
Mixed use	17,881	18,062	16,768
Industrial	15,402	17,163	17,431
Senior housing/assisted living	7,621	7,675	8,556
Other (1)	6,684	6,847	7,814
Land	2,523	3,021	6,381
Education/worship	2,545	2,571	2,645
Total CRE non-owner occupied	176,271	181,682	185,971
CRE owner occupied:
Industrial	63,577	63,969	63,307
Office	42,156	41,978	41,663
Retail	19,968	20,885	23,228
Hospitality/restaurant	10,528	10,800	14,153
Other (2)	8,116	8,354	8,850
Car wash	9,575	9,607	7,818
Automobile related	8,874	8,200	8,193
Education/worship	4,609	4,610	4,617
Mixed use	5,649	5,680	2,947
Total CRE owner occupied	173,052	174,083	174,776
Total	$352,933	$359,404	$364,673

__________________________________

(1)

Primarily includes loans secured by mobile home parks totaling $774,000, $782,000, and $2.4 million, RV parks totaling $689,000, $692,000, and $702,000, automobile-related collateral totaling $594,000, $599,000, and $0, and other collateral totaling $4.6 million, $4.7 million, and $4.8 million at September 30, 2024, June 30, 2024, and September 30, 2023, respectively.

(2)

Primarily includes loans secured by gas stations totaling $1.5 million, $1.6 million and $1.7 million, non-profit organization totaling $901,000, $908,000 and $928,000, and other collateral totaling $5.7 million, $5.1 million and $6.2 million at September 30, 2024, June 30, 2024, and September 30, 2023, respectively.

FS Bancorp Q3 Earnings
October 22, 2024

The following tables includes CRE loans repricing or maturing within the next two years, excluding loans that reprice simultaneously with changes to the prime rate:

(Dollars in thousands)	For the Quarter Ended									Current Weighted
	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,	Jun 30,	Sep 30,		Average
CRE by type:	2024	2025	2025	2025	2025	2026	2026	2026	Total	Rate
Agriculture	$926	$—	$424	$—	$311	$181	$259	$306	$2,407	6.40%
Apartment	9,990	9,817	5,271	1,829	18,671	1,908	14,485	9,797	71,768	4.87%
Auto related	—	—	2,091	—	—	—	—	—	2,091	4.18%
Hotel / hospitality	—	579	1,212	1,336	—	118	1,307	—	4,552	4.39%
Industrial	8,337	897	588	—	10,361	584	173	1,636	22,576	5.29%
Mixed use	795	1,750	3,490	250	318	—	—	—	6,603	5.00%
Office	4,702	11,171	—	4,214	988	528	1,666	566	23,835	4.88%
Other	1,227	—	116	1,168	246	901	—	2,545	6,203	4.96%
Retail	1,266	2,006	—	83	—	465	3,285	—	7,105	4.15%
Senior housing and assisted living	—	—	—	—	—	2,186	—	—	2,186	4.75%
Total	$27,243	$26,220	$13,192	$8,880	$30,895	$6,871	$21,175	$14,850	$149,326	4.91%

A breakdown of construction loans at the dates indicated were as follows:

(Dollars in thousands)
	September 30, 2024		June 30, 2024
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction ─ retail	$8,710	3.0%	$8,698	3.2%
Commercial construction ─ office	4,737	1.6	4,737	1.7
Commercial construction ─ self storage	10,408	3.5	10,000	3.6
Commercial construction ─ car wash	7,807	2.7	7,807	2.8
Multi-family	30,931	10.6	30,960	11.3
Custom construction ─ single family residential and single family manufactured residential	43,528	14.9	46,107	16.8
Custom construction ─ land, lot and acquisition and development	8,220	2.8	7,310	2.7
Speculative residential construction ─ vertical	145,549	49.8	131,293	47.9
Speculative residential construction ─ land, lot and acquisition and development	32,476	11.1	27,297	10.0
Total	$292,366	100.0%	$274,209	100.0%

(Dollars in thousands)
	September 30, 2024		September 30, 2023
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction ─ retail	$8,710	3.0%	$7,347	2.5%
Commercial construction ─ office	4,737	1.6	4,591	1.6
Commercial construction ─ self storage	10,408	3.5	10,734	3.7
Commercial construction ─ car wash	7,807	2.7	7,287	2.5
Multi-family	30,931	10.6	52,913	18.3
Custom construction ─ single family residential and single family manufactured residential	43,528	14.9	44,542	15.4
Custom construction ─ land, lot and acquisition and development	8,220	2.8	7,012	2.4
Speculative residential construction ─ vertical	145,549	49.8	124,244	42.8
Speculative residential construction ─ land, lot and acquisition and development	32,476	11.1	31,203	10.8
Total	$292,366	100.0%	$289,873	100.0%

FS Bancorp Q3 Earnings
October 22, 2024

Originations of one-to-four-family loans to purchase and refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended
	September 30, 2024		June 30, 2024
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$168,088	85.7%	$193,715	92.3%	$(25,627)	(13.2)%
Refinance	28,001	14.3	16,173	7.7	11,828	73.1%
Total	$196,089	100.0%	$209,888	100.0%	$(13,799)	(6.5)%

(Dollars in thousands)	For the Three Months Ended September 30,
	2024		2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$168,088	85.7%	$139,345	92.1%	$28,743	20.6%
Refinance	28,001	14.3	12,001	7.9	16,000	133.3%
Total	$196,089	100.0%	$151,346	100.0%	$44,743	29.6%

(Dollars in thousands)	For the Nine Months Ended September 30,
	2024		2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$497,705	88.8%	$387,211	91.8%	$110,494	28.5%
Refinance	62,546	11.2	34,635	8.2	27,911	80.6%
Total	$560,251	100.0%	$421,846	100.0%	$138,405	32.8%

During the quarter ended September 30, 2024, the Company sold $167.6 million of one-to-four-family loans compared to $164.5 million during the previous quarter and $117.6 million during the same quarter one year ago. Gross margins on home loan sales were unchanged at 2.96% for both quarters ended September 30, 2024, and June 30, 2024, and declined from 3.08% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	September 30, 2024		June 30, 2024
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$641,270	26.4%	$613,137	25.7%	$28,133	4.6%
Interest-bearing checking (1)	165,944	6.8	166,839	7.0	(895)	(0.5)
Escrow accounts related to mortgages serviced (2)	16,483	0.7	10,212	0.4	6,271	61.4
Subtotal	823,697	33.9	790,188	33.1	33,509	4.2
Savings	151,364	6.2	151,398	6.4	(34)	(0.0)
Money market (3)	340,049	14.0	343,995	14.4	(3,946)	(1.1)
Subtotal	491,413	20.2	495,393	20.8	(3,980)	(0.8)
Certificates of deposit less than $100,000 (4)	533,441	22.0	530,537	22.3	2,904	0.5
Certificates of deposit of $100,000 through $250,000	452,705	18.7	427,893	18.0	24,812	5.8
Certificates of deposit greater than $250,000	126,075	5.2	138,792	5.8	(12,717)	(9.2)
Subtotal	1,112,221	45.9	1,097,222	46.1	14,999	1.4
Total	$2,427,331	100.0%	$2,382,803	100.0%	$44,528	1.9%

FS Bancorp Q3 Earnings
October 22, 2024

(Dollars in thousands)
	September 30, 2024		September 30, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$641,270	26.4%	$643,670	26.2%	$(2,400)	(0.4)%
Interest-bearing checking (1)	165,944	6.8	219,468	8.9	(53,524)	(24.4)
Escrow accounts related to mortgages serviced (2)	16,483	0.7	26,489	1.1	(10,006)	(37.8)
Subtotal	823,697	33.9	889,627	36.2	(65,930)	(7.4)
Savings	151,364	6.2	157,901	6.4	(6,537)	(4.1)
Money market (3)	340,049	14.0	389,962	15.9	(49,913)	(12.8)
Subtotal	491,413	20.2	547,863	22.3	(56,450)	(10.3)
Certificates of deposit less than $100,000 (4)	533,441	22.0	527,032	21.5	6,409	1.2
Certificates of deposit of $100,000 through $250,000	452,705	18.7	406,545	16.6	46,160	11.4
Certificates of deposit greater than $250,000	126,075	5.2	83,377	3.4	42,698	51.2
Subtotal	1,112,221	45.9	1,016,954	41.5	95,267	9.4
Total	$2,427,331	100.0%	$2,454,444	100.0%	$(27,113)	(1.1)%

(1)	There were no brokered deposits at September 30, 2024 and June 30, 2024, compared to $50.1 million at September 30, 2023.
(2)	Noninterest-bearing accounts.
(3)	Includes $1.0 million, $4.0 million and $51,000 of brokered deposits at September 30, 2024, June 30, 2024 and September 30, 2023, respectively.
(4)	Includes $250.2 million, $261.0 million, and $323.3 million of brokered deposits at September 30, 2024, June 30, 2024 and September 30, 2023, respectively.

At September 30, 2024, CDs, which include retail and non-retail CDs, totaled $1.11 billion, compared to $1.10 billion at June 30, 2024 and $1.02 billion at September 30, 2023, with non-retail CDs representing 22.5%, 24.9% and 33.2% of total CDs at such dates, respectively. At September 30, 2024, non-retail CDs, which include brokered CDs, online CDs and public funds CDs, decreased $10.4 million to $262.9 million, compared to $273.4 million at June 30, 2024, primarily due to a decrease of $10.8 million in brokered CDs. Non-retail CDs totaled $262.9 million at September 30, 2024, compared to $337.2 million at September 30, 2023.

At September 30, 2024, the Bank had uninsured deposits of approximately $644.9 million, compared to approximately $586.6 million at June 30, 2024, and $591.6 million at September 30, 2023.  The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

At September 30, 2024, borrowings decreased $18.1 million to $163.8 million at September 30, 2024, from $181.9 million at June 30, 2024, and increased $41.9 million from $121.9 million at September 30, 2023. These borrowings were comprised of FHLB advances of $153.8 million, and overnight borrowings of $10.0 million.

Total stockholders’ equity increased $4.9 million to $288.9 million at September 30, 2024, from $284.0 million at June 30, 2024, and increased $38.2 million, from $250.7 million at September 30, 2023. The increase in stockholders’ equity at September 30, 2024, compared to June 30, 2024, reflects net income of $10.3 million, partially offset by cash dividends paid of $2.1 million. Stockholders’ equity was also impacted by decreases in unrealized net losses on securities available for sale of $4.2 million, net of tax, and decreases in unrealized net gains on fair value and cash flow hedges of $7.0 million, net of tax, reflecting changes in market interest rates during the quarter, resulting in a $2.7 million increase in accumulated other comprehensive loss, net of tax. Book value per common share was $37.45 at September 30, 2024, compared to $37.15 at June 30, 2024, and $32.58 at September 30, 2023.

FS Bancorp Q3 Earnings
October 22, 2024

The Bank is considered well capitalized under the capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 14.2%, a Tier 1 leverage capital ratio of 11.2%, and a common equity Tier 1 (“CET1”) capital ratio of 12.9% at September 30, 2024.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.4%, a Tier 1 leverage capital ratio of 9.7%, and a CET1 ratio of 11.2% at September 30, 2024.

Credit Quality

The allowance for credit losses on loans (“ACLL”) was $31.2 million, or 1.25% of gross loans receivable (excluding loans HFS) at September 30, 2024, compared to $31.2 million, or 1.26% of gross loans receivable (excluding loans HFS), at June 30, 2024, and $30.5 million, or 1.27% of gross loans receivable (excluding loans HFS), at September 30, 2023. The virtually static balance in the ACLL at September 30, 2024, compared to the prior quarter was primarily due to insignificant changes in the loan portfolio period over period and provision for credit losses on loans that offset consumer loan net charge-offs.  The increase of $731,000 in the ACLL from the same quarter the prior year was primarily due to organic loan growth and increases in nonperforming loans and net charge-offs. The allowance for credit losses on unfunded loan commitments decreased $79,000 to $1.5 million at September 30, 2024, compared to $1.6 million at June 30, 2024, and decreased $291,000 from $1.8 million at September 30, 2023.

Nonperforming loans decreased $634,000 to $10.8 million at September 30, 2024, compared to $11.4 million at June 30, 2024, and increased $5.2 million from $5.6 million at September 30, 2023. The decrease in nonperforming loans compared to the prior quarter was primarily due to decreases in nonperforming indirect home improvement loans of $549,000 and marine loans of $94,000. The increase in nonperforming loans compared to the same quarter the prior year was primarily due to increases in nonperforming construction and development loans of $4.7 million and commercial business loans of $461,000.

Loans classified as substandard decreased $1.1 million to $23.2 million at September 30, 2024, compared to $24.3 million at June 30, 2024, and increased $4.0 million from $19.2 million at September 30, 2023.  The decrease in substandard loans compared to the prior quarter was primarily due to a decrease of $549,000 in indirect home improvement loans, $323,000 in commercial real estate loans, $94,000 in marine loans, $74,000 in C&I loans, and $59,000 in one-to-four family loans.  The increase in substandard loans compared to the prior year was primarily due to increases of $4.7 million in construction and development loans, $108,000 in home equity loans, $102,000 in indirect home improvement loans, partially offset by decreases of $462,000 in C&I loans, $293,000 in one-to-four-family loans, and $173,000 in marine loans. There was no other real estate owned (“OREO”) property at September 30, 2024 and June 30, 2024, compared to one OREO property (a closed branch in Centralia, Washington) of $570,000 at September 30, 2023.

Operating Results

Net interest income increased $610,000 to $31.2 million for the three months ended September 30, 2024, from $30.6 million for the three months ended September 30, 2023, primarily due to an increase in interest and dividend income of $3.8 million, partially offset by an increase in interest expense of $3.2 million. The $3.8 million increase in total interest income was primarily due to an increase of $3.9 million in interest income on loans receivable, including fees, primarily as a result of new loans being originated at higher rates and variable rate loans repricing higher. The $3.2 million increase in total interest expense was primarily the result of higher market interest rates, higher utilization of borrowings and a shift in deposit mix from transactional accounts to higher cost CDs.

For the nine months ended September 30, 2024, net interest income decreased $857,000 to $92.0 million, from $92.8 million for the nine months ended September 30, 2023, resulting from an increase in interest expense of $16.0 million and an increase in interest income of $15.1 million.

FS Bancorp Q3 Earnings
October 22, 2024

NIM (annualized) increased one basis point to 4.35% for the three months ended September 30, 2024, from 4.34% for the same period in the prior year, and decreased 26 basis points to 4.30% for the nine months ended September 30, 2024, from 4.56% for the nine months ended September 30, 2023. The change in NIM for the three and nine months ended September 30, 2024,compared to the same periods in 2023, reflects the increased costs of deposits and borrowings, which outpaced the increased yields earned on interest-earning assets.

The average total cost of funds, including noninterest-bearing checking, increased 47 basis points to 2.39% for the three months ended September 30, 2024, from 1.92% for the three months ended September 30, 2023. This increase was predominantly due to higher market rates for deposits and increased utilization of higher cost borrowings. The average cost of funds increased 75 basis points to 2.33% for the nine months ended September 30, 2024, from 1.58% for the nine months ended September 30, 2023, also reflecting increases in market interest rates over last year and increased utilization of borrowings. Management remains focused on matching deposit/liability duration with the duration of loans/assets where feasible.

For the three and nine months ended September 30, 2024, the provision for credit losses on loans was $1.5 million and $4.0 million, compared to $683,000 and $4.1 million for the three and nine months ended September 30, 2023. The provision for credit losses on loans reflects an increase in charge-off activity for the quarter and increases in the loan portfolio for the year-to-date periods.

During the three months ended September 30, 2024, net charge-offs increased $1.1 million to $1.6 million, compared to $531,000 for the same period last year.  This increase was the result of increased net charge-offs of $996,000 in indirect home improvement loans and $82,000 in marine loans, partially offset by a net recovery of $8,000 in other consumer loans. Net charge-offs increased $2.7 million to $4.3 million during the nine months ended September 30, 2024, compared to $1.6 million during the nine months ended September 30, 2023.  This increase included net charge-off increases of $1.5 million in indirect home improvement loans, $1.0 million C&I loans, $146,000 in marine loans and $117,000 in other consumer loans. Management attributes the increase in net charge-offs over the year primarily to volatile economic conditions.

Noninterest income increased $985,000 to $6.0 million for the three months ended September 30, 2024, from $5.0 million for the three months ended September 30, 2023. The increase reflects a $648,000 increase in gain on sale of loans, primarily as a result of the increased volume of loans sold and an increase of $566,000 in other noninterest income, primarily due to fair value changes on loans.  Noninterest income during the three months ended September 30, 2024, also reflects a $141,000 gain on the sale of MSRs, with no similar transaction occurring in the comparable quarter last year.  These increases were partially offset by a $400,000 decrease in service charges and fee income, primarily due to the sale of MSRs in the first quarter of 2024.  Noninterest income increased $1.9 million to $16.9 million for the nine months ended September 30, 2024, from $15.0 million for the nine months ended September 30, 2023.  This increase was primarily the result of an $8.4 million gain on sale of MSRs recorded during the first nine months of 2024 with no similar transaction occurring in the comparable nine month period in 2023, and a $1.5 million increase in gain on sale of loans, partially offset by a $7.8 million loss on sale of investment securities resulting from management's strategic decision to increase the yields earned on and reduce the duration of the securities portfolio, and an $839,000 decrease in service charges and fee income due to a reduction in loan servicing fees due to the sale of MSRs in the first quarter of 2024.

Noninterest expense increased $2.2 million to $25.8 million for the three months ended September 30, 2024, from $23.6 million for the three months ended September 30, 2023. The increase in noninterest expense was primarily due to increases of $506,000 in impairment of MSRs, $482,000 in salaries and benefits, $557,000 in professional and board fees, which included $571,000 in nonrecurring consulting charges and legal fees related to application/system upgrades and tax credit work, $418,000 in operations, $315,000 in data processing, and a decrease of $105,000 in amortization of CDI. Noninterest expense increased $1.9 million to $73.2 million for the nine months ended September 30, 2024, from $71.3 million for the nine months ended September 30, 2023.  This increase was primarily due to increases of $1.1 million in data processing, $1.0 million in professional and board fees which included $824,000 in nonrecurring consulting charges and legal fees for the reasons stated above, $610,000 in operations expense, and $545,000 in impairment of MSRs, partially offset by a decrease of $1.6 million in acquisition costs as a result of no acquisition costs during the current period.

FS Bancorp Q3 Earnings
October 22, 2024

For the three months ended September 30, 2024, the Company recorded a benefit for income taxes of $420,000 as compared to a provision for income taxes of $2.5 million for the three months ended September 30, 2023. The tax benefit was primarily due to the purchase during the quarter ended September 30, 2024, of alternative energy tax credits available under the Inflation Reduction Act of 2022, resulting in a gain of $2.3 million, which was partially offset by the $1.8 million provision for income taxes recorded on net income for the three months ended September 30, 2024. The Inflation Reduction Act of 2022 introduced several energy tax credits designed to promote clean energy investments, reduce carbon emissions, and accelerate the transition to renewable energy. The effective corporate income tax rates for the three months ended September 30, 2024 and 2023 were (4.3)% which was reduced by 2,300 basis points due to the energy tax credits discussed above, and 22.0%, respectively. The decrease in the effective corporate income tax rate, excluding the effects of the energy tax credits, was attributable to tax benefits derived from the exercises of employee stock options during the current quarter.

FS Bancorp Q3 Earnings
October 22, 2024

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon.  It operates through 27 bank branches, one headquarters office that provides loans and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. Additionally, the Bank services home mortgage customers across the Northwest, focusing on markets in Washington State including the Puget Sound, Tri-Cities, and Vancouver.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decrease in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown;  increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; volatility in the mortgage industry; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; environmental, social and governance goals; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with or furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FS Bancorp Q3 Earnings
October 22, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Prior Year
	September 30,	June 30,	September 30,	Quarter	Quarter
	2024	2024	2023	% Change	% Change
ASSETS
Cash and due from banks	$17,950	$20,005	$18,137	(10)	(1)
Interest-bearing deposits at other financial institutions	22,390	13,006	62,536	72	(64)
Total cash and cash equivalents	40,340	33,011	80,673	22	(50)
Certificates of deposit at other financial institutions	12,001	12,707	17,636	(6)	(32)
Securities available-for-sale, at fair value	228,199	221,182	251,917	3	(9)
Securities held-to-maturity, net	8,455	8,455	8,455	—	—
Loans held for sale, at fair value	49,373	53,811	18,636	(8)	165
Loans receivable, net	2,463,697	2,457,184	2,375,572	—	4
Accrued interest receivable	14,014	13,792	13,925	2	1
Premises and equipment, net	30,026	29,999	30,926	—	(3)
Operating lease right-of-use	5,365	5,784	7,042	(7)	(24)
Federal Home Loan Bank stock, at cost	9,504	10,322	3,696	(8)	157
Other real estate owned	—	—	570	—	(100)
Deferred tax asset, net	4,222	4,590	7,424	(8)	(43)
Bank owned life insurance (“BOLI”), net	38,453	38,201	37,480	1	3
MSRs, held at the lower of cost or fair value	8,739	9,352	17,657	(7)	(51)
Goodwill	3,592	3,592	3,592	—	—
Core deposit intangible, net	14,586	15,483	18,323	(6)	(20)
Other assets	39,642	23,912	26,548	66	49
TOTAL ASSETS	$2,970,208	$2,941,377	$2,920,072	1	2
LIABILITIES
Deposits:
Noninterest-bearing accounts	$657,753	$623,349	$670,158	6	(2)
Interest-bearing accounts	1,769,578	1,759,454	1,784,286	1	(1)
Total deposits	2,427,331	2,382,803	2,454,444	2	(1)
Borrowings	163,806	181,895	121,895	(10)	34
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(423)	(439)	(489)	(4)	(13)
Total subordinated notes less unamortized debt issuance costs	49,577	49,561	49,511	—	—
Operating lease liability	5,548	5,979	7,269	(7)	(24)
Other liabilities	35,044	37,113	36,288	(6)	(3)
Total liabilities	2,681,306	2,657,351	2,669,407	1	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,817,172 shares issued and outstanding at September 30, 2024, 7,742,607 at June 30, 2024, and 7,796,095 at September 30, 2023	78	77	78	1	—
Additional paid-in capital	55,264	55,834	57,464	(1)	(4)
Retained earnings	251,843	243,651	222,532	3	13
Accumulated other comprehensive loss, net of tax	(18,283)	(15,536)	(29,409)	18	(38)
Total stockholders’ equity	288,902	284,026	250,665	2	15
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,970,208	$2,941,377	$2,920,072	1	2

FS Bancorp Q3 Earnings
October 22, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Linked	Prior Year
	September 30,	June 30,	September 30,	Quarter	Quarter
	2024	2024	2023	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$43,800	$42,406	$39,874	3	10
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,243	3,534	3,396	(8)	(5)
Total interest and dividend income	47,043	45,940	43,270	2	9
INTEREST EXPENSE
Deposits	13,486	13,252	10,462	2	29
Borrowings	1,828	1,801	1,689	1	8
Subordinated notes	485	486	485	—	—
Total interest expense	15,799	15,539	12,636	2	25
NET INTEREST INCOME	31,244	30,401	30,634	3	2
PROVISION FOR CREDIT LOSSES	1,513	1,077	548	40	176
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	29,731	29,324	30,086	1	(1)
NONINTEREST INCOME
Service charges and fee income	2,482	2,479	2,882	—	(14)
Gain on sale of loans	2,523	2,463	1,875	2	35
Gain on sale of MSRs	141	—	—	NM	NM
Gain on sale of investment securities, net	11	151	—	(93)	NM
Earnings on cash surrender value of BOLI	252	242	233	4	8
Other noninterest income	558	533	(8)	5	(7,075)
Total noninterest income	5,967	5,868	4,982	2	20
NONINTEREST EXPENSE
Salaries and benefits	13,985	13,378	13,503	5	4
Operations	3,827	3,519	3,409	9	12
Occupancy	1,662	1,669	1,588	—	5
Data processing	2,156	2,058	1,841	5	17
Loan costs	666	653	564	2	18
Professional and board fees	1,223	888	666	38	84
FDIC insurance	533	450	561	18	(5)
Marketing and advertising	377	377	452	—	(17)
Amortization of core deposit intangible	897	919	1,002	(2)	(10)
Impairment (recovery) of servicing rights	506	(54)	—	(1037)	NM
Total noninterest expense	25,832	23,857	23,586	8	10
INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	9,866	11,335	11,482	(13)	(14)
(BENEFIT) PROVISION FOR INCOME TAXES	(420)	2,376	2,529	(118)	(117)
NET INCOME	$10,286	$8,959	$8,953	15	15
Basic earnings per share	$1.32	$1.15	$1.15	15	15
Diluted earnings per share	$1.29	$1.13	$1.13	14	14

FS Bancorp Q3 Earnings
October 22, 2024

	Nine Months Ended		Year
	September 30,	September 30,	Over Year
	2024	2023	% Change
INTEREST INCOME
Loans receivable, including fees	$127,203	$114,082	12
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	10,660	8,667	23
Total interest and dividend income	137,863	122,749	12
INTEREST EXPENSE
Deposits	39,620	24,696	60
Borrowings	4,796	3,749	28
Subordinated note	1,456	1,456	—
Total interest expense	45,872	29,901	53
NET INTEREST INCOME	91,991	92,848	(1)
PROVISION FOR CREDIT LOSSES	3,989	3,372	18
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	88,002	89,476	(2)
NONINTEREST INCOME
Service charges and fee income	7,513	8,352	(10)
Gain on sale of loans	6,824	5,298	29
Gain on sale of MSRs	8,356	—	NM
Loss on sale of investment securities, net	(7,836)	—	NM
Earnings on cash surrender value of BOLI	734	681	8
Other noninterest income	1,355	703	93
Total noninterest income	16,946	15,034	13
NONINTEREST EXPENSE
Salaries and benefits	40,920	40,880	—
Operations	10,354	9,744	6
Occupancy	5,036	4,670	8
Data processing	6,172	5,092	21
Loan costs	1,904	2,077	(8)
Professional and board fees	3,034	2,001	52
FDIC insurance	1,515	1,732	(13)
Marketing and advertising	981	1,072	(8)
Acquisition costs	—	1,562	100
Amortization of core deposit intangible	2,757	2,484	11
Impairment of servicing rights	545	—	NM
Total noninterest expense	73,218	71,314	3
INCOME BEFORE PROVISION FOR INCOME TAXES	31,730	33,196	(4)
PROVISION FOR INCOME TAXES	4,088	6,915	(41)
NET INCOME	$27,642	$26,281	5
Basic earnings per share	$3.54	$3.38	5
Diluted earnings per share	$3.45	$3.33	4

FS Bancorp Q3 Earnings
October 22, 2024

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.38%	1.22%	1.22%
Return on equity (ratio of net income to average equity) (1)	14.08	12.72	13.81
Yield on average interest-earning assets (1)	6.56	6.48	6.13
Average total cost of funds (1)	2.39	2.38	1.92
Interest rate spread information – average during period	4.17	3.33	4.21
Net interest margin (1)	4.35	4.29	4.34
Operating expense to average total assets (1)	3.47	3.26	3.23
Average interest-earning assets to average interest-bearing liabilities (1)	144.28	166.25	145.14
Efficiency ratio (2)	69.42	65.78	66.22
Common equity ratio (ratio of stockholders' equity to total assets)	9.73	9.66	8.58
Tangible common equity ratio (3)	9.17	9.07	7.89

	For the Nine Months Ended
	September 30,	September 30,
	2024	2023
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.25%	1.25%
Return on equity (ratio of net income to average equity) (1)	13.05	14.13
Yield on average interest-earning assets (1)	6.44	6.03
Average total cost of funds (1)	2.33	1.58
Interest rate spread information – average during period	4.11	4.45
Net interest margin (1)	4.30	4.56
Operating expense to average total assets (1)	3.31	3.39
Average interest-earning assets to average interest-bearing liabilities	144.14	146.23
Efficiency ratio (2)	67.21	66.10

	September 30,	June 30,	September 30,
	2024	2024	2023
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (4)	0.36%	0.39%	0.21%
Nonperforming loans to total gross loans (excluding loans HFS) (5)	0.43	0.46	0.23
Allowance for credit losses – loans to nonperforming loans (5)	290.07	273.95	493.46
Allowance for credit losses – loans to total gross loans (excluding loans HFS)	1.25	1.26	1.27

FS Bancorp Q3 Earnings
October 22, 2024

	At or For the Three Months Ended
	September 30,		June 30,		September 30,
	2024		2024		2023
PER COMMON SHARE DATA:
Basic earnings per share	$1.32		$1.15		$1.15
Diluted earnings per share	$1.29		$1.13		$1.13
Weighted average basic shares outstanding	7,676,102		7,688,246		7,667,981
Weighted average diluted shares outstanding	7,854,389		7,796,253		7,780,430
Common shares outstanding at end of period	7,713,359	(6)	7,644,463	(7)	7,693,951	(8)
Book value per share using common shares outstanding	$37.45		$37.15		$32.58
Tangible book value per share using common shares outstanding (3)	$35.10		$34.66		$29.73

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. For a reconciliation to the most comparable GAAP financial measure, see “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(6)	Common shares were calculated using shares outstanding of 7,817,172 at September 30, 2024, less 103,813 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,742,607 at June 30, 2024, less 98,144 unvested restricted stock shares.
(8)	Common shares were calculated using shares outstanding of 7,796,095 at September 30, 2023, less 102,144 unvested restricted stock shares.

(Dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Linked Qtr.	Prior Year Qtr.
Average Balances	2024	2023	2024	2023	$ Change	$ Change
Assets
Loans receivable, net (1)	$2,536,106	$2,423,691	$2,504,129	$2,362,885	$112,415	$141,244
Securities available-for-sale, at amortized cost	250,957	294,148	288,460	276,835	(43,191)	11,625
Securities held-to-maturity	8,500	8,500	8,500	8,500	-	-
Interest-bearing deposits and certificates of deposit at other financial institutions	48,546	68,369	49,887	67,163	(19,823)	(17,276)
FHLB stock, at cost	10,739	4,626	6,666	5,190	6,113	1,476
Total interest-earning assets	2,854,848	2,799,334	2,857,642	2,720,573	55,514	137,069
Noninterest-earning assets	105,941	102,052	98,099	88,936	3,889	9,163
Total assets	$2,960,789	$2,901,386	$2,955,741	$2,809,509	$59,403	$146,232
Liabilities
Interest-bearing deposit accounts	$1,737,793	$1,741,257	$1,788,324	$1,703,688	$(3,464)	$84,636
Borrowings	191,279	138,013	144,635	107,254	53,266	37,381
Subordinated notes	49,567	49,500	49,550	49,484	67	66
Total interest-bearing liabilities	1,978,639	1,928,770	1,982,509	1,860,426	49,869	122,083
Noninterest-bearing deposit accounts	650,852	676,000	648,345	664,319	(25,148)	(15,974)
Other noninterest-bearing liabilities	40,606	39,365	41,965	36,095	1,241	5,870
Total liabilities	$2,670,097	$2,644,135	$2,672,819	$2,560,840	$25,962	$111,979

(1) Includes loans HFS.

FS Bancorp Q3 Earnings
October 22, 2024

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release presents non-GAAP financial measures that include tangible book value per share, and tangible common equity ratio. Management believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and to its competitors. Where applicable, the Company has also presented comparable GAAP information.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	September 30,		June 30,		September 30,
Tangible Book Value Per Share:	2024		2024		2023
Stockholders' equity (GAAP)	$288,902		$284,026		$250,665
Less: goodwill and core deposit intangible, net	(18,178)		(19,075)		(21,915)
Tangible common stockholders' equity (non-GAAP)	$270,724		$264,951		$228,750

Common shares outstanding at end of period	7,713,359	(1)	7,644,463	(2)	7,693,951	(3)

Book value per share (GAAP)	$37.45		$37.15		$32.58
Tangible book value per share (non-GAAP)	$35.10		$34.66		$29.73

Tangible Common Equity Ratio:
Total assets (GAAP)	$2,970,208		$2,941,377		$2,920,072
Less: goodwill and core deposit intangible assets	(18,178)		(19,075)		(21,915)
Tangible assets (non-GAAP)	$2,952,030		$2,922,302		$2,898,157

Common equity ratio (GAAP)	9.73%		9.66%		8.58%
Tangible common equity ratio (non-GAAP)	9.17		9.07		7.89

_________________________

(1)	Common shares were calculated using shares outstanding of 7,817,172 at September 30, 2024, less 103,813 unvested restricted stock shares.
(2)	Common shares were calculated using shares outstanding of 7,742,607 at June 30, 2024, less 98,144 unvested restricted stock shares.
(3)	Common shares were calculated using shares outstanding of 7,796,095 at September 30, 2023, less 102,144 unvested restricted stock shares.

Contacts:

Joseph C. Adams,

Chief Executive Officer

Matthew D. Mullet,

President/Chief Financial Officer

(425) 771-5299

www.FSBWA.com